Exhibit 10.21
FORM OF INDEMNITY AGREEMENT
     THIS AGREEMENT is made and entered into this        day of             , but is effective for all purposes as of        day of             , by and between Fortegra Financial Corporation (hereinafter referred to as the “Indemnitor”) and                 (hereinafter referred to as the “Indemnitee”).
WITNESSETH:
     WHEREAS, the Indemnitor, and the Fortegra Financial Corporation 401(k) Saving Plan Committee serve as the plan administrators for the Fortegra Financial Corporation 401(k) Savings plan (“Plan”) sponsored by the Indemnitor; and
     WHEREAS, the Indemnitor, and the Fortegra Financial Corporation 401(k) Saving Plan Committee, as the plan administrators of the Plan, are authorized to designate one or more individuals to perform certain duties required of the plan administrators for the Plan; and
     WHEREAS, the Indemnitor, and the Fortegra Financial Corporation 401(k) Saving Plan Committee have asked the Indemnitee to serve as an agent for the plan administrators with respect to the various retirement plan/401(k) plan functions; and
     WHEREAS, the Indemnitor has asked the Indemnitee to serve as the “Plan Committee Member” responsible for compliance with federal privacy requirements imposed upon the Indemnitor; and
     WHEREAS, as the agent for the plan administrators of the Plan, the Indemnitee is to be responsible for various administrative functions with respect to the Plan for the benefit of the employees of the Indemnitor and its subsidiary corporations, and will perform such functions without additional compensation from the Plan or the Indemnitor; and
     WHEREAS, the Indemnitor believes that it is in the best interests of the Indemnitor and its subsidiary corporations, and their employees, for the Indemnitee to serve as the agent for the plan administrators of the Plan and as Plan Committee Member and is willing to indemnify the Indemnitee as hereinafter provided.
     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, it is hereby agreed as follows:
     1. INDEMNIFICATION GENERALLY. Subject to and upon the terms and conditions of this Agreement, the Indemnitor hereby agrees to indemnify the Indemnitee with respect to any and all claims, losses, damages and expenses which may be incurred by the Indemnitee as a result of or arising out of:

(A)	any threatened, pending, or completed action, suit or proceeding, whether brought by or in the right of the Indemnitor or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the Indemnitee may be or may have been involved as a party or otherwise, arising out of the fact that the Indemnitee is or was an agent of the plan administrators of the Plan and/or a Plan Committee Member;
(B)	any attempt (regardless of its success) by any person to charge or cause the Indemnitee to be charged with wrongdoing or with financial responsibility for damages arising out of or incurred in connection with the matters indemnified against in this Agreement; or
(C)	any expense, assessment, fine, tax, judgment or settlement payment arising out of or incident to any of the matters indemnified against in this Agreement, including reasonable fees and disbursements of counsel (before and at trial, and in appellate proceedings).
     2. LIMITATION. Nothing in the Indemnity Agreement shall be deemed to relieve the Indemnitee of any liability that may be incurred by way of:
(A)	a violation of the criminal law, unless the Indemnitee had reasonable cause to believe his conduct was lawful and no reasonable cause to believe his conduct was unlawful;

(B)	a transaction in which the Indemnitee derived an improper personal benefit;

(C)	willful misconduct or gross negligence in the performance of his duties; or

(D)	conduct pursuant to then-applicable law that prohibits such indemnification.
     3. LEGAL ACTION. Whenever any claims shall arise for indemnification under this Agreement, the Indemnitee shall notify the Indemnitor promptly and in any event within 30 days after the Indemnitee has actual knowledge of the facts constituting the basis for such claim. Regardless of whether Indemnitor undertakes to defend such suit or other actions, it shall be bound by the terms of any judgment or settlement arrived at therein and shall pay all costs of the Indemnitee as provided herein.
     4. TERM. This Agreement shall be effective as of        day of              and shall continue in full force and effect until the date six years after the date of this Agreement, or six years after the termination of the Indemnitee’s employment by the Indemnitor, whichever is later, provided that such term shall be extended by any period of time during which the Indemnitor is in breach of a material obligation to the Indemnitee, plus ninety days.
     5. INSURANCE COVERAGE. The Indemnitor may acquire, on behalf of the Indemnitee, insurance coverage against any liability that the Indemnitee may incur as a result of his acts or failure to act as agent for the plan administrators for the Plan or as Plan Committee Member in such an amount as the Indemnitor, at its sole discretion, may deem to be appropriate. If the Indemnitor elects to acquire such coverage, the Indemnitee shall provide the Indemnitor with reasonable assistance in acquiring such coverage.

     6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns, heirs and personal representatives, as the case may be, of the parties.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the        day of             .

Fortegra Financial Corporation
“INDEMNITOR”

By:
Its:

“INDEMNITEE”